Amendment No. 1 dated July 31, 2026 To Prospectus Supplement dated May 15, 2026	Filed pursuant to Rule 424(b)(5) Registration No. 333-295547

Up to $25,000

Class A Ordinary Shares

SKK Holdings Limited

This prospectus supplement supplements, modifies and supersedes, only to the extent indicated herein, certain information contained in the prospectus dated May 15, 2026 (the “Base Prospectus”), as supplemented by the prospectus supplement dated May 18, 2026 (the “Prior Prospectus Supplement”) which, together with the Base Prospectus, is referred to here as the “Prospectus”), relating to the offering, issuance and sale of up to $5,540,009 of our Class A ordinary shares, par value of $0.0025 per share from time to time through our sales agent, A.G.P./Alliance Global Partners (“A.G.P.” or the “Sales Agent”), pursuant to the terms of the sales agreement originally dated May 18, 2026 (the “Sales Agreement”) between SKK Holdings Limited (the “Company” or “we” or “our” or “us”) and the Sales Agent.

Our Class A ordinary shares are listed on Nasdaq under the symbol “SKK.” On July 30, 2026, the last reported sale price of our Class A ordinary shares was $4.65 per Class A ordinary share. Under the Prospectus, we registered for offer and sale of up to $5,540,009 of our Class A ordinary shares pursuant to the Sales Agreement. As of the date of this prospectus supplement, $201,983.46 of our Class A ordinary shares have been sold pursuant to or under the Sales Agreement.

We are filing this prospectus supplement, as of July 31, 2026, to reduce the aggregate offering price of the Class A ordinary shares that may be offered and sold under the Sales Agreement and the Prior Prospectus Supplement to $25,000. This prospectus supplement does not affect any other terms of the Sales Agreement, which remains in full force and effect in accordance with its terms, except as described herein. This offering will terminate upon the earlier of (i) the sale of all shares of common stock subject to the Sales Agreement having an aggregate offering price of up to $25,000, or (ii) the termination of the Sales Agreement by us or the Agent as permitted therein.

No further shares will be sold pursuant to the Prior Prospectus Supplement following the date of this prospectus supplement. We will not make any sales of our Class A ordinary shares pursuant to the Sales Agreement in excess of $25,000 unless and until a new prospectus supplement is filed with the Securities and Exchange Commission and the Sales Agreement remains in full force and effect.

This prospectus supplement should be read in conjunction with, is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including all supplements thereto and documents incorporated by reference therein. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page S-4 of this prospectus supplement, the accompanying prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Sole Sales Agent

A.G.P.

The date of this amendment No. 1 to the prospectus supplement is July 31, 2026.